STOCK AND ASSET PURCHASE AGREEMENT

                                      among

                                MIKE ROSENBLOOM,

                      GLOBE INTERNATIONAL PUBLISHING INC.,

                            GLOBE INTERNATIONAL INC.

                                EMP GROUP L.L.C.


                                       and

                         AMERICAN MEDIA OPERATIONS, INC.




                          Dated as of November 1, 1999



                                TABLE OF CONTENTS

                                                                                                               Page
1.       SALE AND TRANSFER OF GCC STOCK...........................................................................1

2.       SALE OF ASSETS AND ASSUMPTION OF LIABILITIES.............................................................1
         2.1       Sale of GII Assets.............................................................................1
         2.2       Excluded Assets................................................................................2
         2.3       Assumed Liabilities............................................................................2
         2.4       Excluded Liabilities...........................................................................2
         2.5       Third Party Consents...........................................................................3
         2.6       Instruments of Conveyance......................................................................3

3.       PURCHASE PRICE...........................................................................................4
         3.1       Purchase Price.................................................................................4
         3.2       Equity Position................................................................................4
         3.3       Purchase Price Adjustment......................................................................4
         3.4       GST and QST....................................................................................6
         3.5       GST and QST Elections..........................................................................6

4.       REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER, PARENT AND GII........................................6
         4.1       Corporate Existence............................................................................6
         4.2       Authority......................................................................................7
         4.3       GCC Company Stock..............................................................................7
         4.4       Governmental Approvals; Consents.  ............................................................7
         4.5       Financial Statements; Book Value; No Undisclosed Liabilities...................................8
         4.6       Absence of Changes.  ..........................................................................8
         4.7       Real and Personal Properties.  ................................................................8
         4.8       Contracts.....................................................................................10
         4.9       Inventory.....................................................................................10
         4.10      Receivables...................................................................................10
         4.11      Litigation....................................................................................10
         4.12      Intellectual Property.........................................................................10
         4.13      Insurance. ...................................................................................12
         4.14      Tax Matters.  ................................................................................12
         4.15      Employment and Benefits.......................................................................14
         4.16      Compliance with Laws..........................................................................15
         4.17      Finders; Brokers..............................................................................16

                                       ii

         4.18      Environmental Matters.........................................................................16
         4.19      Entire Business...............................................................................17
         4.20      Termination of GCC Affiliate Arrangements.....................................................17
         4.21      Year 2000 Compliance..........................................................................17
         4.22      Solvency......................................................................................18
         4.23      Spin-off of Certain Assets....................................................................18
         4.24      Condition of Assets...........................................................................18
         4.25      Labor and Employment Matters..................................................................18
         4.26      Certain Information...........................................................................18
         4.27      Sellers' Canadian Assets......................................................................19
         4.28      No Other Representations or Warranties........................................................19

5.       REPRESENTATIONS OF BUYER AND EMP........................................................................19
         5.1       Buyer Corporate Existence.....................................................................19
         5.2       EMP Existence.................................................................................19
         5.3       Authority.  ..................................................................................20
         5.4       Governmental Approvals; Consents.  ...........................................................20
         5.5       Finders; Brokers.  ...........................................................................20
         5.6       Access to Information.  ......................................................................20
         5.7       Purchase for Investment.......................................................................20
         5.8       EMP Units.....................................................................................21
         5.9       GST and QST Registration......................................................................21
         5.10      Buyer's and EMP's Canadian Assets.............................................................21
         5.11      No EMP Indebtedness...........................................................................21
         5.12      EMP Operations................................................................................21
         5.13      No Other Representations or Warranties........................................................21

6.       AGREEMENTS OF BUYER.....................................................................................22
         6.1       Access to Records and Personnel...............................................................22
         6.2       Tax Matters...................................................................................22
         6.3       Montreal Operations...........................................................................25
         6.4       Employee Matters..............................................................................25
         6.5       Use of "Globe" Name...........................................................................26
         6.6       Discharge of Obligations When Due.............................................................26

7.       INDEMNIFICATION.........................................................................................26
         7.1       Sellers Indemnity.............................................................................26
         7.2       Buyer Indemnity...............................................................................28
         7.3       Procedures for Indemnification................................................................28
         7.4       Additional Agreements.........................................................................30

8.       MISCELLANEOUS AGREEMENTS OF THE PARTIES.................................................................32
         8.1       Notices.......................................................................................32
         8.2       Bulk Transfers................................................................................33

                                      iii


         8.3       Further Assurances; Asset Returns; Securities Law Requirements................................33
         8.4       Other Covenants...............................................................................34
         8.5       Expenses......................................................................................34
         8.6       Transaction Taxes.............................................................................34
         8.7       Non-Assignability; Binding Agreement..........................................................34
         8.8       Amendment; Waiver.............................................................................34
         8.9       Schedules and Exhibits........................................................................35
         8.10      Third Parties.................................................................................35
         8.11      Governing Law.................................................................................35
         8.12      Consent to Jurisdiction; Waiver of Jury Trial.................................................35
         8.13      Certain Definitions...........................................................................35
         8.14      Section 1445 Withholding......................................................................36
         8.15      Entire Agreement..............................................................................36
         8.16      Section Headings; Table of Contents...........................................................36
         8.17      Severability..................................................................................36
         8.18      Counterparts; Execution by Facsimile Signature................................................37
         8.19      Public Announcements..........................................................................37
         8.20      Dollar Amounts................................................................................37

                                       iv
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


                                    Schedules
Schedule A            -       Business
Schedule 2.1          -       Acquired Assets
Schedule 2.2          -       Excluded Assets
Schedule 2.3          -       Assumed Liabilities
Schedule 2.4(i)       -       GII Affiliate Agreements
Schedule 2.4(j)       -       Certain Excluded Liabilities
Schedule 3.1(a)       -       Estimated Purchase Price Deductions
Schedule 3.1(b)       -       Stock/Asset Purchase Price Allocation
Schedule 3.1(c)       -       Asset Purchase Price Allocation
Schedule 3.2          -       Equity Position
Schedule 3.3          -       Closing Statement Methodologies and Accounting Exceptions
Schedule 4.2          -       Required Consents
Schedule 4.5          -       Financial Statements
Schedule 4.7(b)       -       Certain Consents
Schedule 4.7(c)       -       Real Property
Schedule 4.7(d)       -       Certain property options
Schedule 4.8(a)       -       Disclosed Contracts
Schedule 4.11         -       Litigation
Schedule 4.12(a)      -       Intellectual Property
Schedule 4.12(b)      -       Limitations with respect to Intellectual Property
Schedule 4.13         -       Insurance
Schedule 4.14         -       Tax Matters
Schedule 4.15(a)      -       Employee Benefit Plans
Schedule 4.18         -       Environmental Matters
Schedule 4.20         -       Termination of GCC Affiliate Agreements
Schedule 4.21         -       Year 2000 Compliance
Schedule 4.23         -       GCC Excluded Assets
Schedule 4.25         -       List of Certain Employees
Schedule 4.26(a)      -       Audit Reports and Publishers' Statements
Schedule 4.26(b)      -       Subscription and Circulation Information
Schedule 4.26(c)      -       Advertising Contracts
Schedule 4.26(d)      -       Rate Cards
Schedule 5.8          -       EMP Capitalization
Schedule 6.3          -       Montreal Operations
Schedule 6.4(a)       -       Certain Employees

                       STOCK AND ASSET PURCHASE AGREEMENT

         Stock and Asset Purchase Agreement, dated as of November 1, 1999 (hereinafter "Agreement"), among Mike Rosenbloom ("Stockholder"), Globe International Publishing Inc., a corporation organized under the laws of Canada ("Parent"), Globe International Inc., a corporation organized under the laws of Canada ("GII," and together with Parent and Stockholder, the "Sellers"), EMP Group L.L.C., a limited liability company organized under the laws of Delaware ("EMP") and American Media Operations, Inc., a Delaware corporation ("Buyer").


                              W I T N E S S E T H:

         WHEREAS, Globe Communications Corp., a Delaware corporation ("GCC") and GII are engaged in the business of publishing, distributing and providing services with respect to certain publications as more fully described in Schedule A hereto (which business is hereinafter referred to as the "Business"); and

         WHEREAS, Buyer desires to purchase from Parent and Parent desires to sell, or to cause its direct or indirect subsidiaries to sell, to Buyer, on the terms and subject to the conditions of this Agreement, (i) all of the outstanding shares of capital stock of GCC (such purchase, the "Stock Purchase"), and (ii) certain of the assets and liabilities of GII (such purchase, the "Asset Purchase" and, together with the Stock Purchase, the "Purchase") upon the terms and subject to the conditions of this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereby agree as follows:

1. SALE AND TRANSFER OF GCC STOCK. Immediately after the execution hereof, Parent shall deliver to Buyer certificates representing 95% and to EMP certificates representing 5% of the outstanding shares of capital stock of GCC (the "GCC Company Stock") duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, or such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary as required pursuant to applicable law and such shares shall be delivered free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances (with the exception of those restrictions arising from the registration requirements of any applicable federal or state securities laws).

2. SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

         2.1 Sale of GII Assets. On and as of the date hereof (the "Closing Date"), GII shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase or assume, as the case may be, the assets, interests, rights, properties, claims, contracts and business of GII as described in Schedule 2.1 hereof (the "Assets"). On and as of the Closing Date, title to the Assets and risk of loss as to the Assets shall pass from Sellers to Buyer.

         2.2 Excluded Assets. It is expressly agreed that GII will retain and Buyer will not acquire the assets set forth in Schedule 2.2 (the "Excluded Assets").

         2.3 Assumed Liabilities. Buyer hereby assumes and agrees to pay, perform and discharge when due the liabilities and obligations of GII specifically set forth in Schedule 2.3 ("Assumed Liabilities"), but only to the extent that such liabilities do not give rise to an indemnity obligation under
Section 7.1 hereof and are not Excluded Liabilities (as defined in Section 2.4 below) and the liabilities so assumed shall constitute Assumed Liabilities hereunder. Notwithstanding any other provisions in this Agreement, all liabilities, debts and obligations of GCC are transferred pursuant to the Stock Purchase by operation of law and shall constitute Assumed Liabilities hereunder, subject to the indemnity provisions contained in Section 7.

         2.4 Excluded Liabilities. It is expressly agreed that GII will retain and Buyer shall not assume any liabilities not specifically assumed pursuant to
Section 2.3, including but not limited to the following liabilities (the "Excluded Liabilities"):

                  (a) all obligations and liabilities arising out of or relating to the Excluded Assets;

                  (b) all obligations and liabilities of GII, whether accrued, absolute, fixed, contingent or otherwise, relating to any litigation, claim, suit, action, proceeding, investigation or any other matter arising from the publishing of any material prior to the Closing Date or any events occurring before the Closing Date that give rise to obligations or liability on the part of GII, except for up to $500,000 of aggregate GCC and/or GII liability in accordance with, and subject to, the indemnity provisions set forth in Section 7.2(iii);

                  (c) all debts, liabilities or obligations of GII that do not arise out of or are not related to the Business and all Retained Benefits Liabilities (as defined in Section 6.4(b)(ii));

                  (d) all obligations and liabilities of GII retained pursuant to Section 6.3 hereof;

                  (e) except as provided in Section 8.6, all obligations and liabilities of GII for Taxes, including, without limitation, (i) any Tax liability of GII relating to, pertaining to, imposed on, or arising out of the Business or the Assets with respect to periods or portions thereof ending prior to the Closing Date and (ii) any Tax liability of GII arising in connection with the transactions contemplated hereby and under any agreements entered into in connection herewith;

                  (f) all obligations and liabilities under any bond, note, debenture or similar instrument or other security or any other indebtedness for borrowed money of GII;

                  (g) all obligations and liabilities arising out of the conduct of operations of GII after the Closing Date;

                  (h) all obligations and liabilities of GII, whether accrued, absolute, fixed, contingent, or otherwise, under any applicable Environmental Law (as defined in Section 4.18 below) or with respect to any Materials of Environmental Concern (as defined in Section 4.18 below);

                  (i) all agreements and arrangements between GII and any affiliate of any of the Sellers other than those set forth on Schedule 2.4(i);

                  (j) all obligations and liabilities arising out of those liabilities specifically set forth on Schedule 2.4(j); and

                  (k) any other obligations and liabilities not expressly assumed by Buyer pursuant to this Agreement.

         2.5 Third Party Consents. Notwithstanding any provision to the contrary contained herein, to the extent that assignment hereunder by the Sellers to the Buyer of any contract is not permitted or is not permitted without the consent of a third party, this Agreement shall not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of, or cause a loss of benefits under, any such contract. The Sellers shall use their reasonable best efforts, at their expense but without the obligation to incur any material expense, to obtain any and all such consents required for assignment of such contracts. Without in any way limiting the Sellers' obligation to use their reasonable best efforts to obtain all consents and waivers necessary for the sale, transfer, assignment and delivery of the contracts to be delivered to the Buyer, if such consent is not obtained or if such assignment is not permitted irrespective of consent, the Sellers shall cooperate with the Buyer in any reasonable lawful arrangement designed to provide for Buyer the benefit under any such contract, including enforcement for the benefit of the Buyer, acting as agent on behalf of the Buyer, or as the Buyer shall otherwise reasonably require. If the Sellers provide to Buyer the benefits under any such contract, (i) the Buyer shall be responsible for, and shall pay, all obligations relating thereto on the same basis as if such contract had been assigned to and assumed by the Buyer, (ii) the Buyer shall reimburse the Sellers for any payments made by the Sellers pursuant to the terms of any such contract after the Closing Date and (iii) the Buyer shall indemnify the Sellers for the Buyer's failure to make such payments or discharge such obligations as if the same were Assumed Liabilities hereunder; provided, however, that Buyer shall only be liable for any obligations under such contract to the extent it receives the benefits under such contract.

         2.6 Instruments of Conveyance. Sellers have executed and delivered or caused to be executed and delivered bills of sale, endorsements, assignments and other good and sufficient instruments of sale, transfer, conveyance and assignment as shall be effective to vest in Buyer good title to the Assets other than the Owned Real Property.

3.       PURCHASE PRICE

         3.1 Purchase Price. On the Closing Date, Buyer shall deliver to the Sellers pursuant to the allocations set forth below (i) an amount of immediately available funds equal to $87,500,000 less $2,627,300, representing the estimate of the deductions from the purchase price (such estimate, the "Estimated Purchase Price Deductions") calculated in accordance with Schedule 3.1(a), (ii) plus the Equity Position described in Section 3.2 (as finally adjusted pursuant to Section 3.3, the "Purchase Price"). The cash portion of the Purchase Price will be paid and documents pursuant to which Sellers will receive limited liability company units representing the Equity Position will be delivered by the Buyer to the Sellers. The parties to this Agreement agree to allocate the Purchase Price between the GCC Company Stock and the Assets as set forth in
Schedule 3.1(b). The parties to this Agreement agree to allocate the portion of the Purchase Price attributable to the Assets (the "Asset Purchase Price") in accordance with the rules under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder and the provisions of the Income Tax Act (Canada) (the "Canadian Tax Act"). Such allocation is set forth in Schedule 3.1(c) (such allocation to be modified in accordance with the rules under Section 1060 of the Code, and the Treasury Regulations promulgated thereunder and the provisions of the Canadian Tax Act to take into account any Purchase Price Adjustment as described in Section 3.3); the parties recognize that the Purchase Price does not include Buyer's acquisition expenses and that Buyer will allocate such expenses appropriately. Sellers and Buyer agree to act in accordance with the computations and allocations contained in Schedules 3.1(b) and 3.1(c) in any relevant Tax Returns or filings, including any forms or reports required to be filed pursuant to Section 1060 of the Code, the Treasury Regulations promulgated thereunder or any provisions of local, state and foreign law ("1060 Forms"), and to cooperate in the preparation of any 1060 Forms and to file such 1060 Forms in the manner required by applicable law including IRS Form 8594, and neither Sellers nor Buyer shall, after filing IRS Form 8594, revoke or amend IRS Form 8594 without the prior written consent of the other. The cash portion of the Purchase Price is payable in immediately available federal funds to such bank account or accounts, in the United States, as have been designated by Parent.

         3.2 Equity Position. The Equity Position shall consist of $5,000,000 (5,000 Units) of Class A-1 limited liability company interests in EMP as described on Schedule 3.2 (the "EMP Units") to be issued to Sellers in exchange for 5% of the GCC Company Stock. The Equity Position shall not be increased or decreased in any way pursuant to Section 3.3.

         3.3 Purchase Price Adjustment. (a) Within seventy-five (75) days after the Closing Date, Sellers will prepare, or cause to be prepared, a statement as of the Closing Date (the "Closing Statement") containing a calculation of the actual net tangible book value of the assets being transferred pursuant to this Agreement (including the assets of GCC) calculated in accordance with the methodologies set forth in Schedule 3.3 (the "Actual Net Tangible Book Value") and the actual amount of the deductions from the Purchase Price (the "Actual Purchase Price Deductions," and together with the Actual Net Tangible Book Value, the "Actual Adjustment Amounts"). Sellers and Buyer shall adjust the allocations set forth in Schedules 3.1(b) and 3.1(c) to the extent necessary to reflect the impact of the Actual Adjustment Amounts. Buyer will assist and cooperate with Sellers in the preparation of the Closing Statement, including by providing Sellers and their accountants access to the books and records of the Business and to any other information necessary to prepare the Closing Statement. Except as set forth on Schedule 3.3, the Closing Statement shall be prepared on a basis consistent with the Company's Financial Statements, the methodologies set forth on Schedules 3.1 (a) and 3.3 and otherwise in accordance with Canadian GAAP.

                  (b) The Buyer shall, within forty-five (45) days after the delivery by Sellers of the Closing Statement and calculation of the Actual Adjustment Amounts, complete its review of the Closing Statement and the calculation of such Actual Adjustment Amounts. In the event that the Buyer determines that the Actual Adjustment Amounts have not been determined on a basis consistent with the requirements of Section 3.3(a), Buyer shall inform Sellers in writing (the "Objection"), setting forth a specific description of the basis of the Objection, the adjustments to the applicable Actual Adjustment Amounts, which Buyer believes should be made, and Buyer's calculation of the applicable Actual Adjustment Amounts, as the case may be, on or before the last day of such 45-day period and Buyer shall be deemed to have accepted any items not disputed in the Objection. Failure to so notify Sellers shall constitute acceptance and approval of Sellers' calculation of the applicable Actual Adjustment Amounts. Sellers shall then have 30 days from the date they receive the Objection to review and respond to the Objection. If Sellers and Buyer are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 30 days following the completion of Sellers' review of the Objection, after having used their good faith best efforts to reach a resolution they shall refer their remaining differences to the Montreal office of KPMG Peat Marwick LLP or another internationally recognized firm of independent public accountants as to which Sellers and Buyer mutually agree (the "CPA Firm"), who shall, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 3.3(a), and only with respect to the specific remaining accounting related differences so submitted, whether and to what extent, if any, the Actual Adjustment Amounts require adjustment. Sellers and Buyer shall request the CPA Firm to use its best efforts to render its determination within 45 days. The CPA Firm's determination shall be conclusive and binding upon Sellers and Buyer. Sellers and Buyer shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties' respective accountants) and supporting documentation relating to the Closing Statement, the calculation of the Actual Adjustment Amounts and all other items reasonably requested by the CPA Firm. The applicable Actual Adjustment Amounts shall ultimately be equal to
(i) the Actual Adjustment Amounts in the event that (x) no Objection is delivered to Sellers during the 45-day period specified above, or (y) Sellers and Buyer so agree, (ii) the applicable Actual Adjustment Amount, adjusted in accordance with the Objection in the event that Sellers do not respond to the Objection within the 30-day period following receipt by Sellers of the Objection, or (iii) the applicable Actual Adjustment Amount, as adjusted by either (x) the agreement of Sellers and Buyer or (y) the CPA Firm. All fees and disbursements of the CPA Firm, if any, shall be shared equally by Sellers and Buyer.

                  (c) Sellers shall provide Buyer and its accountants access to the books and records of the Business, to any other information, including work papers of their accountants, and to employees of the Business who participated in the calculation of the Adjustment Amounts to the extent necessary for Buyer to review the Closing Statement and the calculation of the Actual Adjustment Amounts.

                  (d) If the Actual Net Tangible Book Value is less than $3,512,100, Sellers shall pay the amount of such deficiency in cash to Buyer within 3 business days after the ultimate determination of the Actual Net Tangible Book Value as provided in this Section 3.3. If the Actual Net Tangible Book Value is greater than $3,512,100, no adjustment payment by the Buyer shall be required.

                  (e) If the amount of Actual Purchase Price Deductions is less than the amount of Estimated Purchase Price Deductions, Buyer shall pay the amount of such difference in cash to the Sellers within 3 business days after the ultimate determination of the Actual Purchase Price Deductions. If the amount of Actual Purchase Price Deductions is greater than the amount of Estimated Purchase Price Deductions, the Sellers shall pay the amount of such difference in cash to Buyer within 3 business days after the ultimate determination of the Actual Purchase Price Deductions.

                  (f) In the event that the financial impact of a matter changes the amount required to be paid by or to the Buyer in connection with the provisions of this Section 3.3, any such matter shall not give rise to an indemnification obligation on the part of Sellers to the extent the financial impact of such matter changed such payment obligation, unless the Sellers fail to pay any amounts required to paid pursuant to this Section 3.3.

         3.4 GST and QST. The amount of the consideration for purpose of the goods and services tax ("GST") levied under subsection 165(l) of the Excise Tax Act (Canada), and the amount of the consideration for purposes of the Quebec sales tax ("QST") levied under Section 16 of the Quebec Sales Tax Act, do not include any GST and QST payable by the Buyer in respect of the sale of the Assets.

         3.5 GST and QST Elections. GII and the Buyer will on or before the Closing Date jointly execute elections, in the prescribed form and containing the prescribed information, to have subsections 167(1.1) of the Excise Tax Act (Canada) and Section 75 of the Quebec Sales Tax Act apply to the sale and purchase of the Assets hereunder so that no tax is payable in respect of such sale and purchase under Part IX of the Excise Tax Act (Canada) or under the Quebec Sales Tax Act. The Buyer will file such elections with the appropriate authority within the time prescribed for doing so by the particular statute.

4. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER, PARENT AND GII. Except as set forth in the disclosure schedules referenced herein, the Stockholder, Parent and GII each jointly and severally represent and warrant to Buyer as of the date hereof and as of the Closing Date that:

         4.1 Corporate Existence. Each of the corporate Sellers and GCC are corporations duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation and each of said corporations has the requisite power and authority to own, lease and operate the properties and assets used in the Business being sold hereunder and to carry on the Businesses as the same is now being conducted. The corporate Sellers and GCC are each duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets such qualifications are required. GII has no subsidiaries.

         4.2 Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the Boards of Directors of Parent and GII, by all requisite corporate, shareholder, or other action prior to the Closing Date by such corporations, and Parent, GII and the Stockholder have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by each of Parent, GII and the Stockholder, and constitutes a valid and legally binding obligation of each of Parent, GII and the Stockholder, enforceable in accordance with its terms except as enforceability may be (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (ii) subject to general principles of equity. Except as set forth in Schedule 4.2, the execution and delivery of this Agreement by Parent and the consummation by Sellers of the transactions contemplated hereby will not violate or conflict with any provision of the respective Articles of Incorporation or By-Laws of any Seller, or result in any breach or constitute any default under any contract, indenture, mortgage, lease, note or other agreement, instrument arrangement or understanding to which any Seller is subject or a party.

         4.3 GCC Company Stock. All of the GCC Company Stock has been validly issued and is fully paid and nonassessable and is owned by Parent free and clear of all liens, claims, charges, security interests, options or other legal or equitable encumbrances (with the exception of those restrictions arising from the registration requirements of any applicable federal or state securities laws). The GCC Company Stock is the only authorized class of capital stock of GCC, 84 shares of which are issued and outstanding. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of GCC Company Stock which have been issued, granted or entered into by any Seller or any securities convertible into or evidencing the right to purchase any GCC Company Stock. GCC does not own shares or interests in any other corporation or entity. Upon delivery to Buyer of the GCC Company Stock, good and valid title to the shares of GCC Company Stock will pass to Buyer free and clear of any mortgages, security interests, liens, charges or any other encumbrances (with the exception of those restrictions arising from the registration requirements of any applicable federal or state securities laws).

         4.4 Governmental Approvals; Consents. The Sellers and GCC are not subject to any order, judgement or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, action, or other legal or administrative proceeding is pending or, to the knowledge of the Sellers and GCC, threatened against any Seller, Buyer or GCC which would enjoin or delay the transactions contemplated hereby. No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Sellers or GCC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby which has not been obtained.

         4.5 Financial Statements; Book Value; No Undisclosed Liabilities. (a) Parent has furnished Buyer with the audited financial statements of GCC and GII in respect of their fiscal years ended August 31, 1999 and 1998, together with the notes thereto, copies of which are attached hereto as Schedule 4.5 (the "Financial Statements"). Subject to the qualifications, assumptions and other limitations specified in the Financial Statements and the notes thereto, the Financial Statements have been prepared in accordance with Canadian GAAP and present fairly, in all material respects, the financial condition and results of operations of GCC and GII, respectively, as of the dates and for the periods indicated.

                  (b) The gross book value of the Assets, as accounted for in the audited balance sheet of GII dated as of August 31, 1999, is less than Canadian $5 million. There has been no more recent audit of GII's accounts.

                  (c) The Business has no direct or indirect liability or obligation of any nature, whether accrued, absolute, fixed or unfixed, contingent or otherwise of the type required to be reflected or disclosed in a balance sheet (or the notes thereto) prepared in accordance with Canadian GAAP that is not fully and adequately reflected or reserved against in the financial statements dated as of August 31, 1999, except (i) those liabilities incurred since August 31, 1999 in the ordinary course of business consistent with past practice or (ii) those matters specifically referred to in this Agreement or the Schedules including liabilities incurred pursuant to the Disclosed Contracts (as defined in Section 4.8(a)).

         4.6 Absence of Changes. Except as otherwise contemplated by this Agreement, since August 31, 1999, (i) the Business has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any material adverse change in the Business or its assets, properties, businesses, prospects, results of operations or condition (financial or otherwise) taken as a whole.

         4.7 Real and Personal Properties. (a) The Sellers and GCC have good, valid and, in the case of Owned Real Property (as defined below), marketable fee title to, or, in the case of Leased Real Property (as defined below), a valid and binding leasehold interest in all of the real or personal property included in the Assets, except leasehold interests terminated in the ordinary course of business, free and clear of all mortgages, security interests, liens, charges and other similar restrictions and encumbrances, except (i) as disclosed in the Financial Statements; (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or that are being contested in good faith; and
(iii) mechanics', construction, workmen's, repairmen's, warehousemen's, carriers' or other like liens arising or incurred in the ordinary course of business if the underlying obligations are not past due, original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, purchase money security interests, easements, reservations, rights-of-way, restrictions, covenants, conditions and other similar encumbrances whether of record or apparent on premises and defects in chain of title which do not materially or adversely affect the present use of such real property (such liens, charges and encumbrances described in clauses
(i)-(iii) hereof are referred to herein as "Permitted Liens"); provided that no representation is made in this Section 4.7(a) with respect to the title of the Sellers or GCC in and to any of the Business IP except to the extent otherwise specifically provided in Section 4.12.

                  (b) (i) Each of the agreements by which the Sellers and GCC have obtained a leasehold interest in each Leased Real Property (individually, a "Lease" and collectively, the "Leases") is in full force and effect in accordance with its respective terms and the Sellers and GCC are the holders of the lessee's or tenant's interest thereunder; (ii) there exists no default by the Sellers or GCC under any Lease and no circumstance exists which, with the giving of notice, the passage of time or both, would result in such a default;
(iii) the Sellers and GCC have complied with and timely performed all conditions, covenants, undertakings and obligations on their parts to be complied with or performed under each of the Leases; (iv) the Sellers and GCC have paid all rents and other charges to the extent due and payable under the Leases; (v) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Sellers or GCC any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof; (vi) the current operation and use of the Real Properties by the Sellers or GCC does not violate in any material respect any statute, law, regulation, rule, ordinance, permit, requirement, order or decree now in effect; (vii) the use being made of each Real Property by the Sellers or GCC at present is in conformity with the certificate of occupancy issued for such Real Property; (viii) there are no existing, or to the knowledge of the Sellers and GCC, threatened, condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting in any material respect the Real Properties or any portion thereof; (ix) no default or breach exists under any of the covenants, conditions, restrictions, rights-of-way, or easements, if any, affecting all or any portion of a Real Property, which are to be performed or complied with by the Sellers or GCC; and (x) except as set forth on Schedule 4.7(b), no consent or approval is required to be obtained under any Lease by or with respect to the Sellers or GCC, and no right of termination shall arise under any Lease in connection with the execution and delivery of this Agreement by the Sellers or the consummation by the Sellers of the transactions contemplated hereby. Schedule 4.7(b) sets forth a true and complete list of each "sublease" that GCC or any of its Subsidiaries is a party to or otherwise relating to the Business.

                  (c) Schedule 4.7(c) contains a list of all of Sellers' and GCC's right, title and interest in real property principally used by Sellers or GCC in the Business ("Owned Real Property") and all leased real property principally used by Sellers or GCC in the Business ("Leased Real Property" and together with Owned Real Property, the "Real Property"), including all buildings, structures and other improvements situated thereon (including individually, a "Facility" and collectively, the "Facilities") except for real property relating to the Montreal Operations (as defined in Section 6.3) or other real property which are Excluded Assets.

                  (d) The Sellers and GCC are not obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right to sell or dispose of any Owned Real Property or any portions thereof or interests therein which property, portions and interests, individually or in the aggregate, are material to the Sellers or GCC other than as set forth on
Schedule 4.7(d).

                  (e) The Sellers and GCC do not have an ownership, financial or other interest in the landlord under any of the Sellers' or GCC's Leases, which exceeds a 50% ownership, financial or other interest in such landlord.

         4.8 Contracts. (a) Except as disclosed in Schedule 4.8(a) (the "Disclosed Contracts"), there are no outstanding commitments, contracts, indentures and agreements (including, but not limited to, employment agreements), written or oral ("Contracts"), to which any Seller is party to or by which any Seller is bound that relate to the Business including, without limitation, personal property leases, purchase orders for inventory, service or maintenance agreements, broker agreements, sales representative agreements, licensing agreements or arrangements, subscription agency relationships or Contracts that involve the distribution of publications, subscription servicing, Internet distribution, incentive sales programs that (i) have a duration in excess of one year, (ii) involve the payment or receipt of more than US$52,000 or (iii) were entered into outside of the ordinary course of business. No contracting party with any Seller or GCC has given written or oral notification of its intent to cancel any Contract. Each subscription agency agreement and each distribution agreement relating to the Business is also set forth on
Schedule 4.8(a).

                  (b) Parent has furnished or made available to Buyer a true and correct copy of each Disclosed Contract. Each Contract which is to be assigned to or otherwise acquired by Buyer pursuant to this Agreement is valid and in full force and effect according to its terms, and to the knowledge of Sellers and GCC, the parties thereto are not in material default or breach under any such Contract and there are no claims affecting the same of any kind pending.

         4.9 Inventory. The inventories included in the Financial Statements are stated at a value determined in accordance with Canadian GAAP consistently applied.

         4.10 Receivables. Except to the extent to be reserved against in the Closing Statement, all of the Business' receivables are valid and collectible in the aggregate amount thereof in the ordinary course of business consistent with past practice, subject to normal and customary trade discounts.

         4.11 Litigation. Except as set forth in Schedule 4.11, there is no litigation, claim, suit, action, proceeding, tax audit or governmental investigation relating to the Business to which any Seller or GCC is a party pending or, to the knowledge of the Sellers or GCC, threatened in writing in the past twelve months against it or any of its subsidiaries relating to the Business or the transactions contemplated by this Agreement.

         4.12 Intellectual Property. (a) Schedule 4.12(a) hereto sets forth a list, as of the Closing Date, with respect to all Intellectual Property (as defined below) of which GCC, GII or the Business is the registered owner or has made application to become the registered owner ("Business IP"), including of the patents, patent applications, trademark registrations and applications, copyright registrations and applications, domain name registrations and applications and Schedule 4.12(a) sets forth a description of any and all actions that Sellers would have been required to take in the ordinary course and which must be taken by the Buyer within six (6) months of the date hereof to maintain or preserve the registration or validity of the Business IP or to register Intellectual Property then contemplated to be registered, as the case may be; provided that the Business IP shall not include commercially available off-the-shelf software created by third parties of which GCC, GII or the Business are the licensee. "Intellectual Property"shall mean all United States and foreign intellectual property in any format, media or language, including all (i) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (ii) copyrights, rights under copyright and works of authorship, including computer hardware, software, systems (including management information and IT systems), databases and elements thereof, multimedia and Internet site content, editorial materials and formats, drafts, photographs, graphics and artwork, catalogues, advertising, promotional and marketing materials, whether published or unpublished; (iii) trademarks, service marks, trade names, brand names, corporate names, domain names, e-mail addresses, URLs, logos and trade dress, together with the goodwill of the Business symbolized thereby; (iv) trade secrets, research and development materials, customer, subscriber, vendor and advertiser lists and confidential or proprietary (including business, technical, quality control, mailing lists, advertising and sales) materials or data, business or strategic plans; (v) rights of privacy and publicity, moral rights and any other rights of authors and artists; and (vi) all registrations, applications, recordings, licenses and other rights related to any of the foregoing.

                  (b) Except as set forth in Schedule 4.12(b), (i) GII and GCC own or have the right to use all the Intellectual Property used to conduct their businesses as currently conducted and consistent with past practice, free and clear of all Liens; (ii) all of the Business IP is valid, enforceable and unexpired, has not been abandoned, and does not infringe or otherwise violate the Intellectual Property of any third party and, to the knowledge of the Sellers, is not being infringed or impaired by any third party; (iii) no judgment, order, settlement, decree or action is pending, or to the knowledge of the Sellers or GCC, threatened, that limits or challenges the ownership, use, validity or enforceability of any Business IP; (iv) the Sellers and GCC have taken all reasonable steps to protect, maintain and safeguard the Business IP, including the Business IP that is confidential in nature; (v) any Business IP that is owned by a Seller is owned exclusively by such Seller, and valid documentation supports such ownership and the Sellers are not obligated to pay any royalties or other compensation to any third party in respect of their ownership, use or license of the Business IP; (vi) all Business IP is included in the Assets or in the assets of GCC; (vii) none of the Business IP has been licensed or granted to any third party; and (viii) the Buyer will be entitled to continue to use and practice the Business IP to the same extent and under the same conditions that it has heretofore been used and practiced by the Sellers, without financial obligations to any third party. To the knowledge of the Sellers and GCC, no employee, officer or consultant of the Sellers or GCC is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to a relationship of any such employees, officers or consultant with the Sellers; and none of the Business IP has been developed by or for the Sellers with the assistance of funding from third parties or third party agencies including, but not limited to, funding from any government authority, domestic or foreign.

         4.13 Insurance. The Sellers and GCC have in full force and effect with respect to the Business policies of insurance in amounts and of the types set forth on Schedule 4.13.

         4.14 Tax Matters. Except as set forth on Schedule 4.14:

         (a) All Tax Returns required to be filed prior to the Closing Date by or with respect to GCC and GII have been timely filed (subject to permitted extensions applicable to such filing) and all such Tax Returns are complete and accurate in all material respects. Each of GCC and GII has timely paid all Taxes that are due, or that have been asserted in writing by any taxing authority to be due. Each of GCC and GII has made adequate provision (to the extent required by, and in accordance with, Canadian GAAP) for all Taxes not yet due and payable;

         (b) No claim for unpaid Taxes has become a lien against the Assets or any property of GCC or is being asserted against either GCC or GII except for liens for property taxes not yet due and payable;

         (c) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to GCC or GII for any taxable period, and no power of attorney granted by or with respect to GCC or GII relating to Taxes is currently in force;

         (d) No audit or other proceeding by any governmental entity has commenced and no notification has been given to GCC or GII that such an audit or other proceeding is pending or, to the knowledge of GCC or the Sellers, threatened with respect to any Taxes due from or with respect to GCC or GII or any Tax Return filed by or with respect to either GCC or GII. No assessment of Tax has been proposed in writing to GCC or GII against GCC, GII or any of their assets or properties (including the Assets);

         (e) As of the Effective Time, GCC shall not be a party to, be bound by nor have any obligation under, any Tax sharing agreement or similar contract or arrangement;

         (f) There is no contract or agreement, plan or arrangement by GCC covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by GCC by reason of Section 280G of the Code;

         (g) GCC (i) is not currently and has never been a member of an affiliated group (other than a group the common parent of which is GCC) filing a consolidated federal income tax return, and (ii) has no liability for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise;

         (h) no consent under Section 341(f) of the Code has been filed with respect to GCC;

         (i) all Taxes required to be withheld, collected or deposited by or with respect to GCC and GII have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority;

         (j) GCC has not agreed to make and is not required to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, except as might be required as a result of any transaction contemplated by this Agreement;

         (k) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to GCC or GII;

         (l) Each of GCC and GII has collected substantially all sales and use taxes required to be collected, and has remitted on a timely basis such amounts to the appropriate taxing authorities, or has been furnished properly completed exemption certificates;

         (m) GCC has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code. None of the Assets constitute "United States real property interests" within the meaning of Section 897(c)(1)(A) of the Code; and

         (n) None of the Assets and none of the assets or properties of GCC is an asset or property that is or will be required to be treated as described in
Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and as in effect immediately before the enactment of the Tax Reform Act of 1986, or tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

         (o) GII is a registrant both for purposes of the Taxes imposed under
Part IX of the Excise Tax Act (Canada) (Registration No. 102121324) and for purposes of the Taxes imposed under the Quebec Sales Tax Act (Registration No. 1000035897).

         (p) GII is not a nonresident of Canada within the meaning of the Canadian Tax Act.

         For purposes of this Agreement, "Taxes" shall mean all United States or Canadian federal, state, provincial, local or any foreign income, profits, estimated, gross receipts, windfall profits, environmental, severance, property, intangible property, occupation, production, sales, capital, use, license, excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax that may become payable in respect thereof imposed by any governmental body, whether disputed or not. For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including, without limitation, any information return, notice, form, claim for refund, amended return and declaration of estimated Tax.

         4.15 Employment and Benefits. (a) The term "Employee Plan" shall hereinafter refer to each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, health and welfare benefit, collective bargaining, bonus, incentive, deferred compensation, pension, retirement and any other employee benefit plan, agreement, program, policy, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which Stockholder or any current or former employee or director of GCC, GII or any of their respective subsidiaries has any present or future right to benefits or under which Parent, GCC, GII or any of GCC's or GII's respective subsidiaries has any present or future liability. Schedule 4.15(a) contains a true and complete list of each Employee Plan which is maintained or contributed to by GCC or its subsidiaries for the benefit of its current or former employees or directors (the "Stock Sale Plans," and all other Employee Plans shall be hereinafter referred to as the "Asset Sale Plans").

         (b) (i) Each Employee Plan has been established, registered, qualified and administered in accordance with its terms, and in material compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations including all tax laws where same is required for preferential tax treatment; (ii) each Employee Plan which is intended to be qualified within the meaning of Code section 401(a) has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject Parent or any of its subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; and (iv) no Employee Plan (x) is subject to Title IV of ERISA or (y) constitutes a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a multiple employer plan of the type described in Section 413 of the Code or Sections 4063, 4064 or 4066 of ERISA or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA or a multi-employer plan as defined in the Canadian Tax Act.

         (c) With respect to each Employee Plan, Parent has delivered to the Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written interpretations or communications (or a description of any oral communications) by Parent or its Affiliates to their employees concerning the extent of the benefits provided thereunder; and (iv) for the most recent one year (A) the Form 5500 and attached schedules, (B) audited financial statements,
(C) actuarial valuation reports and (D) attorney's response to an auditor's request for information.

         (d) With respect to each Employee Plan (i) no "reportable event" (as such term is defined in ERISA section 4043) or "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) has occurred; (ii) all awards, grants or bonuses made have been, or will be, fully deductible to GCC or its subsidiaries notwithstanding the provisions of Sections 162(m) and 280G of the Code and the regulations promulgated thereunder; and (iii) as a result of the transaction contemplated by this Agreement (whether or not some additional event must occur in conjunction with such transaction), no payment of any money or other property or acceleration or provision of any other rights or benefits to any current or former employee or director of GCC or GII or their respective subsidiaries shall result, whether or not such payment, acceleration or provision would constitute a parachute payment within the meaning of Code
Section 280G.

         (e) Neither Parent nor any member of its Controlled Group has engaged in, or is a successor entity to an entity that engaged in, a transaction described in Sections 4069 or 4212(c) or ERISA, or incurred or reasonably expects to incur any liability under Title IV of ERISA or Section 4971 of the Code.

         (f) Neither the Parent nor any of its subsidiaries has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of the Parent or any of its subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

         (g) No Employee Plan is subject to any pending investigation, examination or other proceeding, action or claim initiated by any regulatory authority, or by any other party (other than routine claims for benefits), and there exists no state of facts which could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

         (h) None of the Employee Plans (other than pension plans) in respect of GII or its subsidiaries provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

         (i) No Employee Plan is subject to Title IV ERISA or Section 412 of the Code and no Employee Plan is a "defined benefit plan" as defined in Section 3(35) of ERISA.

         4.16 Compliance with Laws. Sellers and GCC have all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (collectively "Licenses and Permits") required for the conduct of the Business as presently conducted. The Business is and has been conducted so as to comply in all material respects with all applicable laws, ordinances, regulations or orders or other requirements of any governmental, regulatory or administrative agency or authority or court, rights of concession, licenses, know-how or other proprietary rights of others.

         4.17 Finders; Brokers. Sellers and GCC are not party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses in connection with the origin, negotiation, execution or performance of this Agreement.

         4.18 Environmental Matters. (a) (i) GCC and the Business comply, and have complied during all applicable statute of limitations periods, with all applicable Environmental Laws; and possess and comply, and have possessed and complied during all applicable statute of limitations periods, with all Environmental Permits; (ii) all Environmental Permits may be validly transferred without material expense to the Buyer in the ordinary course of business, and such transfer shall not require or otherwise result in any change in the terms or conditions of any such Environmental Permits, or are held by GCC and will continue in full force and effect without being adversely affected by the transactions contemplated by this Agreement; (iii) there are and have been no Materials of Environmental Concern or other conditions at any property owned, operated, or otherwise used by GCC or the Business now or in the past, or at any other location (including without limitation any facility to which Materials of Environmental Concern from GCC or the Business have been sent), that are in circumstances that could reasonably be expected to give rise to any liability of GCC or the Business under any Environmental Law or result in costs arising out of any Environmental Law; (iv) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation), under any Environmental Law or with respect to any Materials of Environmental Concern to which GCC is, or to the knowledge of GCC or the Sellers will be, named as a party, or affecting the Business, is pending or, to the knowledge of GCC or the Sellers, threatened; nor is GCC or the Business the recipient of any request for information or, to the knowledge of GCC or the Sellers, the subject of any investigation, in connection with any such proceeding or potential proceeding;
(v) there are no orders, judgments, decrees, or agreements under any Environmental Law or with respect to any Materials of Environmental Concern to which GCC is a party materially and adversely affecting the Business, and there are no orders, judgments, decrees or agreements (other than those of applicability to the industry generally) under any Environmental Law or with respect to any Materials of Environmental Concern materially and adversely affecting the Business; (vi) to the knowledge of the Sellers or GCC, there are no events, conditions, circumstances, practices, plans, or legal requirements (in effect or reasonably anticipated), that could be expected to prevent GCC or the Business from, or materially increase the burden on GCC or the Business of, complying with applicable Environmental Laws, or obtaining, renewing, or complying with all Environmental Permits; and (vii) to the knowledge of the Sellers or GCC, each of the foregoing representations and warranties is true and correct with respect to any entity for which GCC or the Business has assumed or retained liability, whether by contract or operation of law.

                  (b) Sellers have furnished Buyer with true and complete copies of all Environmental Reports.

                  (c) for purposes of this Agreement, the terms below are defined as follows:

                  "Environmental Laws" shall mean any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

                  "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorizations required under any Environmental Law of GCC or the Business.

                  "Environmental Report" shall mean any report, study, assessment, audit, or other similar document in the possession or control of the Sellers or GCC that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect GCC or the Business or any entity for which any of them may be liable.

                  "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         4.19 Entire Business. Except for the Excluded Assets, the Assets and the assets held by GCC constitute all the assets, properties and rights utilized by the Sellers or GCC to conduct the Business in all respects as currently conducted.

         4.20 Termination of GCC Affiliate Arrangements. The Sellers have terminated all agreements and arrangements between GCC and any affiliate of any of the Sellers other than those set forth on Schedule 4.20.

         4.21 Year 2000 Compliance. Schedule 4.21 sets forth all actions taken by Sellers to ensure that all computer hardware, software, databases, automated systems and other computer and telecommunications equipment owned or licensed by the Business and all products designed, manufactured, distributed or sold by the Business can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis or by interacting or interoperating with third-party software (provided that such third-party software is Year 2000 Compliant (as defined below)), without material error relating to the processing, calculating, comparing, sequencing or other use of date-related data. To the knowledge of Sellers and GCC, all computer hardware, software, databases, automated systems and other computer and telecommunications equipment owned or licensed by the Business ("Systems") and all products designed, manufactured, distributed or sold by the Business ("Products") can be used prior to, during and after the calendar year 2000 A.D., and will operate during each such time period, either on a stand-alone basis or by interacting or interoperating with third-party software (provided that such third-party software is Year 2000 Compliant), without material error relating to the processing, calculating, comparing, sequencing or other use of date-related data (the foregoing ability, "Year 2000 Compliant").

         4.22 Solvency. On the Closing Date, each of the Sellers and GCC is solvent, has tangible and intangible assets having a fair value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured, and has access to adequate capital for the conduct of its business and the ability to pay its debts from time to time incurred in connection therewith as such debts mature.

         4.23 Spin-off of Certain Assets. All right, title and interest in the assets identified on Schedule 4.23 (the "GCC Excluded Assets") were transferred from GCC to the parties identified on such schedule pursuant to the terms and agreements identified on such schedule (all such transactions the "Excluded Asset Reorganization").

         4.24 Condition of Assets. To the knowledge of the Sellers, there are no defects in the normal operating condition and repair of the Assets and the assets of GCC, which defects would individually or in the aggregate materially impair the operations of the Business.

         4.25 Labor and Employment Matters. There are no labor controversies or unfair labor practice complaints pending or, to the knowledge of the Sellers, threatened in writing against the Sellers or GCC or otherwise relating to the Business. None of the Sellers or GCC is a party to a collective agreement with any trade union, council of trade unions or employee association in respect of the Business. Sellers have not suffered any strike, slowdown, picketing or work stoppage affecting or related to the Business since 1990. The Sellers and GCC are in compliance in all material respects with all laws relating to employment and labor practices, workers compensation and pay equity in respect of the Business. No notice has been received by the Sellers or GCC of any complaint filed by any employee employed in the Business claiming that the Sellers or GCC have violated any legislation or applicable laws in respect of employment and labor matters. Schedule 4.25 is an accurate and complete list of all employees of GII who will be offered employment pursuant to Section 6.4, setting forth the material terms and conditions of their employment with GII.

         4.26 Certain Information. (a) Audit Reports and Publishers' Statements. The number of paid subscribers of the periodicals of the Business of the last issue mailed prior to June 30, 1999 for Audit Bureau of Circulations ("ABC") purposes (i.e., exclusive of grace copies, newsstand sales and other single copy sales) was not less in any material respect than the number of subscribers for such issue set forth on Schedule 4.26(a). Included in Schedule 4.26(a) hereto are true and accurate copies of the ABC Annual Audit Reports for the twelve month period ended June 30, 1999 for the periodicals of the Business. Included
Schedule 4.26(a) are true and accurate copies of the 1998 Publishers' Statements for the periodicals of the Business. The information in such ABC Annual Audit Report for each of the periodicals of the Business and the 1998 Publishers' Statements is true and correct in all material respects.

                  (b) Subscription and Circulation Information. Sellers have heretofore provided to Buyer a true, complete and correct copy of the most recent reports with respect to subscription and circulation data. Schedule 4.26(b) is a summary of the most current available subscription and circulation data with respect to the periodicals of the Business prepared by Sellers. Other than as reflected on Schedule 4.26(b) hereto, all current subscriptions to the periodicals of the Business have been sold in material compliance with the ABC rules and regulations for qualified circulation.

                  (c) Advertising Contracts. Sellers have heretofore delivered to Buyer a complete and correct list for each of the periodicals of the Business of the largest (in terms of each of pages and advertising revenue) 19 advertisers for fiscal 1999. Except as set forth and described on Schedule 4.26(c) hereto, no advertiser which was one of the largest (in terms of pages and/or advertising revenue) 19 advertisers for fiscal 1999 for any of the periodicals of the Business has given written or oral notification of its intent to cancel advertising placed or to suspend (other than for seasonal reasons), for more than three issues of a periodical, or otherwise terminate its relationship with such publication.

                  (d) Rate Cards. All rate cards currently in effect with respect to the periodicals of the Business have been previously delivered to Buyer and all circulated written general policies pursuant to which advertising is sold other than pursuant to the rate card rates, and all changes proposed to be made to any current rate card rates are annexed hereto as Schedule 4.26(d).

         4.27 Sellers' Canadian Assets. The aggregate book value of the assets in Canada of Sellers and their affiliates within the meaning of the Competition Act (Canada), and the aggregate value of the gross revenues of Sellers and their affiliates from sales in, from or into Canada, in each case determined in accordance with the Competition Act (Canada) and the Notifiable Transactions Regulations issued thereunder, is less than Canadian $270 million.

         4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 4, no Seller, nor any other person on behalf of Sellers makes any other express or implied representation or warranty.

         50 REPRESENTATIONS OF BUYER AND EMP. Buyer and EMP each represents and warrants that, as of the date of this Agreement and as of the Closing Date:

         5.1 Buyer Corporate Existence. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own, lease and operate the properties and assets used in the Business being purchased hereunder and to carry on the Business as the same are now being conducted. Buyer is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets such qualification is required.

         5.2 EMP Existence. EMP is a limited liability company duly organized and validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own, lease and operate the properties and assets used in the Business being purchased hereunder and to carry on the Business as the same are now being conducted. EMP is duly authorized, qualified or licensed to do business as a foreign corporation and in good standing in every jurisdiction wherein, by reason of the nature of the Business or the character of the Assets such qualification is required.

         5.3 Authority. This Agreement and the consummation of all of the transactions provided for herein have been duly authorized by the Boards of Directors of Buyer and EMP and by all requisite corporate, shareholder, or other action, and Buyer and EMP have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement has been duly executed and delivered by each of Buyer and EMP, and constitutes a valid and legally binding obligation of each of Buyer and EMP, enforceable in accordance with its terms except as enforceability may be (i) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditor's rights, or (ii) subject to general principles of equity. The execution and delivery of this Agreement by Buyer and EMP or the consummation by Buyer and EMP of the transactions contemplated hereby will not violate or conflict with any provision of the Articles of Incorporation or By-Laws of Buyer or of the Amended and Restated LLC Agreement or the Investor Rights Agreement of EMP, or result in any breach or constitute any material default under any contract, indenture, mortgage, lease, note or other agreement or instrument to which Buyer or EMP is subject or is a party.

         5.4 Governmental Approvals; Consents. Buyer and EMP are not subject to any order, judgement, injunction, review or decree which would prevent the consummation of the transactions contemplated hereby. No claim, legal action, suit, arbitration, governmental investigation, review, action, or other legal or administrative proceeding or review is pending or, to the knowledge of the Buyer and EMP, threatened against Buyer or EMP which would enjoin or delay the transactions contemplated hereby. No consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any governmental authority or entity, domestic or foreign, or of any third party, is or has been required on the part of Buyer or EMP in connection with the execution and delivery of this Agreement or any of the transaction documents, or the consummation of the transactions contemplated hereby and thereby.

         5.5 Finders; Brokers. Buyer and EMP are not a party to any agreement with any finder or broker, or in any way obligated to any finder or broker for any commissions, fees or expenses, in connection with the origin, negotiation, execution or performance of this Agreement.

         5.6 Access to Information. Buyer confirms that Sellers have made available to Buyer and its representatives and agents the opportunity to ask questions of the officers and management employees of the Business and to acquire such additional information about the business and financial condition of the Business as Buyer has requested and all such information has been received.

         5.7 Purchase for Investment. Buyer is aware that no shares of capital stock or other securities being acquired pursuant to the transactions contemplated hereby are registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. Buyer is not an underwriter, as such term is defined under the Securities Act, and is purchasing such shares solely for investment, with no present intention to distribute any such shares to any person, and Buyer will not sell or otherwise dispose of shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

         5.8 EMP Units. Upon delivery, the EMP Units will be duly and validly issued interests in EMP and will be free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances (with the exception of those restrictions set forth in the Amended and Restated LLC Agreement and the Investor Rights Agreement of EMP or arising from the registration requirements of any applicable federal or state securities laws). The Units of EMP are fully described on Schedule 5.8. There are no outstanding options, warrants or other rights of any kind relating to the sale, issuance or voting of interests in EMP which have been issued, granted or entered into by EMP or any securities convertible into or evidencing the right to purchase any interests in EMP other than as set forth on Schedule 5.8. Upon delivery to Sellers of the EMP Units, good and valid title to the EMP Units will pass to Sellers free and clear of any mortgages, security interests, liens, charges or any other encumbrances (with the exception of those restrictions set forth in the Amended and Restated LLC Agreement and the Investor Rights Agreement of EMP or arising from the registration requirements of any applicable federal or state securities laws).

         5.9 GST and QST Registration. Buyer is a registrant both for purposes of the Taxes imposed under Part IX of the Excise Tax Act (Canada) (Registration No. 133912394) and for purposes of the Taxes imposed under the Quebec Sales Tax Act (Registration No. 1022882402TQ001).

         5.10 Buyer's and EMP's Canadian Assets. The aggregate book value of the assets in Canada of Buyer and EMP and their affiliates within the meaning of the Competition Act (Canada), and the aggregate value of the gross revenues of Buyer and EMP and their affiliates from sales in, from or into Canada, in each case determined in accordance with the Competition Act (Canada) and the Notifiable Transactions Regulations issued thereunder, is less than Canadian $130 million.

         5.11 No EMP Indebtedness. EMP has no indebtedness for borrowed money that EMP has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which EMP has otherwise become directly or indirectly liable.

         5.12 EMP Operations. EMP currently has no operations other than in connection with holding the common stock of American Media, Inc.

         5.13 No Other Representations or Warranties. Except for the representations and warranties contained in this Section 5, neither Buyer nor any other person makes any other express or implied representation or warranty on behalf of Buyer.

60       AGREEMENTS OF BUYER AND SELLERS

         6.1 Access to Records and Personnel. (a) The parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the Business and the Assets in their possession (the "Books and Records") for the period of time set forth in their respective records retention policies on the Closing Date or for such longer period as may be required by law or any applicable court order.

                  (b) The parties will allow each other reasonable access to such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of tax returns or the defense of litigation. Each party shall be entitled to recover its out-of-pocket costs (including, without limitation, copying costs) incurred in providing such records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information which (i) was in the public domain; (ii) was in fact known to the requesting party prior to disclosure by the disclosing party, its officers, agents, representatives or employees; (iii) becomes known to the requesting party from or through a third party not under an obligation of non-disclosure to the disclosing party; or (iv) was independently developed by the requesting party shall not be deemed to be confidential information.

         6.2 Tax Matters. (a) Buyer and Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and GCC (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the preparation, review and filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Buyer and Sellers shall retain all books and records with respect to Taxes pertaining to the Business and GCC until the expiration of all relevant statutes of limitations (and, to the extent notified by Sellers or Buyer, any extensions thereof). At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records.

                  (b) Sellers shall prepare, or cause to be prepared, all Tax Returns in respect of GCC for all taxable periods ending on or before the Closing Date (a "Pre-Closing Period") which are filed after the Closing Date. Sellers shall provide Buyer with copies of such completed Tax Returns at least thirty (30) days prior to the filing date for such Tax Returns for Sellers' review and approval. Buyer shall provide Sellers with any reasonable comments to such Tax Returns within fifteen (15) days of receipt and Sellers shall revise such Tax Returns to reflect the reasonable comments of Buyer. In the event that Buyer and Sellers disagree about any comments of Buyer, they shall attempt in good faith to resolve any disagreements. Any disagreements regarding such computations which are not resolved prior to five (5) days prior to the due date for the Tax Return related to such payment shall be promptly resolved pursuant to Section 6.2(g). Buyers shall prepare or cause to be prepared, all Tax Returns in respect of GCC for all taxable periods beginning before and ending after the Closing Date (a "Straddle Period"). Buyer shall provide Sellers with copies of such completed Straddle Period Tax Returns at least thirty (30) days prior to the filing date for such Straddle Period Tax Returns for Sellers' review and approval. Sellers shall provide Buyer with any reasonable comments to such Straddle Period Tax Returns within fifteen (15) days of receipt and Buyer shall revise such Straddle Period Tax Returns to reflect the reasonable comments of Sellers. In the event that Buyer and Sellers disagree about any comments of Sellers, they shall attempt in good faith to resolve any disagreements. Any disagreements regarding such computations which are not resolved prior to five
(5) days prior to the due date for the Straddle Period Tax Return related to such payment shall be promptly resolved pursuant to Section 6.2(g).

                  (c) Buyer shall timely file, or cause to be timely filed, all Tax Returns prepared pursuant to this Section 6.2 that are to be filed after the Closing Date. Buyer shall timely pay to the relevant taxing authority all Taxes due in connection with any such Tax Return. Parent shall reimburse Buyer for Taxes of GCC with respect to all Pre-Closing Periods excluding the Taxes listed on Schedule 3.1(a) within fifteen (15) days of payment by Buyer or GCC of such Taxes. Additionally, Sellers shall pay to Buyer, within five (5) days of the date on which Taxes are paid with respect to a Straddle Period, an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date excluding the Taxes listed on Schedule 3.1(a). The portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. The Sellers and Buyer shall, to the extent permitted by applicable law, elect with the relevant Tax authority to close the taxable period of GCC at the end of the day on the Closing Date. Buyer shall provide Sellers with a schedule showing the computation of any amounts owed by Sellers to Buyer hereunder at least thirty (30) days prior to the due date for the filing of the Tax Return. The Sellers shall have the right to review any such computation and provide Buyer with any reasonable comments to such computation within fifteen (15) days of receipt. In the event that Buyer and Sellers disagree about any comments of Sellers, they shall attempt in good faith to resolve any disagreements. Any disagreements regarding such computations which are not resolved prior to five (5) days prior to the due date for the Tax Return related to such payment shall be promptly resolved pursuant to Section 6.2(g).

                  (d) Any refund or credit of Taxes actually received or actually utilized by GCC after the Closing Date relating to a Pre-Closing Period or to the portion of a Straddle Period ending on the Closing Date, shall be reimbursed by GCC to the Sellers. Buyer shall, if Sellers so request in writing, cause GCC to file for any refund or credit to which Sellers are entitled pursuant to this Section 6.2(d). All costs and expenses incurred in obtaining such refunds or credits shall be borne by the Sellers.

                  (e) Sellers and Buyer agree to cooperate in the filing of any Tax Return and the conduct of any audit or other proceeding relating to Taxes involving the Business or GCC, provide timely notice to the other in writing of any pending or threatened Tax audits or assessments with respect to the Business and GCC and furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any taxable period for which the other may have a liability under this Section 6.2.

                  (f) In the case of any audit, examination, litigation or other proceeding (a "Tax Proceeding") with respect to Taxes for which the Sellers are or may be liable pursuant to this Agreement (other than a Proceeding relating to Straddle Period Taxes), Buyer shall promptly notify Sellers, and Buyer shall execute or cause to be executed powers of attorney or other documents necessary to enable Sellers to take all actions desired by Sellers with respect to such Proceeding to the extent such Proceeding may affect the amount of Taxes for which Sellers are liable pursuant to this Agreement. Sellers shall have the right to control any such Proceedings. All costs and expenses incurred in connection with any such Proceeding shall be borne solely by Sellers, and Buyer and GCC shall be reimbursed by Sellers for any and all direct costs and expenses incurred by them in connection with such Proceedings. Sellers shall not settle any such Proceeding without Buyer's prior written consent, which consent may not be unreasonably withheld. Buyers shall have the right to participate fully in the Tax Proceeding, including through separate counsel of its own choosing at its sole cost and expense, (y) the right to receive reasonable advance notice from the Sellers of any meetings, hearings or proceedings, and (z) the right to review in advance and comment on any pleadings, briefs, or other documents to be filed. Notwithstanding the foregoing, Sellers and Buyer shall jointly control all Proceedings in connection with (i) any Tax claim relating to Taxes involving GCC or the Business for any Straddle Period and (ii) any Tax claim that could reasonably be expected to have a material adverse effect on the business, financial condition or results of operation of Buyer, GCC or the Business for any taxable periods including or ending after the Closing Date. In the event that a Proceeding is subject to joint control, as described in the previous sentence, Buyer and Sellers shall cooperate with each other, at their own expense, and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent shall not be unreasonably withheld. The Sellers shall promptly notify the Buyer if the Sellers decide not to control the defense or settlement of any Proceeding which they are entitled to control pursuant to this Agreement and the Buyer thereupon shall be permitted to defend and settle such Proceeding.

                  (g) In the event of any dispute among the parties regarding the preparation of any Tax Return or the calculation of any Taxes owed by Sellers to Buyer, such dispute shall be submitted to KPMG Peat Marwick LLP or, by agreement between Sellers and Buyer, another independent nationally recognized accounting firm with no material relationship to Sellers or Buyer. Within the earlier of fifteen days and the filing deadline for the Tax Return, the accounting firm shall determine the disputed issues and report to Sellers and Buyer in writing with respect to such items. The accounting firm shall, in connection with the resolution of any dispute, have access to all books and records, documents, work papers, facilities and personnel necessary to perform its functions hereunder. The accounting firm's decision shall be in writing and shall be final, conclusive and binding on all parties. The fees and expenses of the accounting firm in connection with the resolution of disputes hereunder shall be borne equally by Sellers and Buyer.

         6.3 Montreal Operations. Following the Closing Date, the Buyer shall have no responsibility for the Montreal Operations listed on section (a) of
Schedule 6.3 (the "Montreal Operations"), except as is set forth on section (b) of Schedule 6.3.

         6.4 Employee Matters. (a) Transferred Employees and Offers of Employment. (i) Buyer shall reimburse GII for salaries, benefits and other amounts relating to compensation paid to, for the benefit of, or on account of employees of GII listed on Schedule 6.4(a) (the "GII Employees") during the period (the "Employment Period") from the Closing Date to the earlier of January 1, 2000 or a date otherwise specified by Buyer (the "Offer Date"); provided, however, that Sellers shall not increase or improve such salaries, benefits or other amounts during the Employment Period. On the Offer Date, Buyer shall offer employment to GII Employees, if any, who Buyer so elects; provided, that such offer shall be for employment with salary and benefits no less advantageous than those enjoyed by such GII Employee as of the Offer Date. Such GII Employees who accept such offer and commence employment with the Buyer and its Affiliates are herein referred to as "Asset Sale Employees," and together with the individuals who on the Closing Date are active employees of GCC or its subsidiaries, are herein collectively referred to as "Transferred Employees," and the date of each Transferred Employee's commencement of employment with Buyer is hereinafter referred to as the "Commencement Date". Buyer shall indemnify GII for all costs of every nature whatsoever associated with or arising out of the termination of GII Employees, if any, who are not offered employment by Buyer or who do not accept employment by Buyer, and such employees shall be entitled to receive severance benefits in accordance with the practices listed on Schedule 4.15(a).

                  (ii) Non-Interference. Sellers will not take, and will cause each of its Affiliates not to take, any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire the Asset Sale Employees as contemplated above.

                  (b) Sellers' Employee Benefit Plans. (i) Except as otherwise required by applicable law, as of each Asset Sale Employee's Commencement Date, the Asset Sale Employee shall cease to accrue further benefits under the Asset Sale Plans.

                  (ii) Sellers shall retain all obligations and liabilities in respect of (A) each Asset Sale Employee attributable to the period prior to the Employment Period, (B) each employee or former employee, including any beneficiary or dependent thereof, who is not a Transferred Employee, and (C) any claims under the Asset Sale Plan, regardless of when incurred, and neither Buyer nor any of its Affiliates shall have any liability with respect thereto ((A), (B) and (C) collectively, the "Retained Benefits Liabilities"). For purposes of this Section 6.4(b)(ii), a claim shall be deemed to be incurred when (x) with respect to medical or dental benefits, the medical or dental services giving rise to such claim are performed and (y) with respect to life, accident or disability benefits, the event giving rise to such claim occurs.

                  (c) Buyer's Employee Benefit Plans. (i) As of each Transferred Employee's Commencement Date, such Transferred Employee shall be entitled to participate in Buyer's or its subsidiary's employee benefit plans and arrangements in accordance with the terms thereof and applicable law; provided that nothing contained herein shall obligate Buyer to adopt or continue any Employee Plan or any other employee benefit plan after the Closing Date. In the event that any Transferred Employee becomes a participant in an employee benefit plan, program or arrangement maintained or contributed to by Buyer or its subsidiaries, Buyer shall cause such plan, program or arrangement to treat the prior service of such Transferred Employee with GII, GCC or their affiliates, as applicable, to the extent such prior service was recognized under the comparable Employee Plan, as service rendered to Buyer or its subsidiaries, as the case may be, solely for purposes of eligibility to participate and vesting of benefits; provided, however, that Buyer or its subsidiaries may cause a reduction of benefits under any such plans, programs or arrangements to the extent necessary to avoid duplication of benefits with respect to the same covered matter or years of service.

                  (ii) To the extent that a Transferred Employee or his or her dependent becomes eligible to participate in benefit plans sponsored by Buyer or its subsidiaries (other than Employee Plans), Buyer shall (i) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employee or dependent, but only to the extent that such exclusions and waiting periods were inapplicable or satisfied under the analogous Employee Plan; and (ii) provide each such Transferred Employee or dependent with credit for any co-payments, deductibles and out-of-pocket amounts paid prior to the Closing Date, in respect of the plan year during which the Closing Date occurs, for satisfying any applicable co-payment, deductible or out-of-pocket requirement under welfare plans of Buyer, but only to the extent such credit would have been applied in such year to satisfy such requirements under the analogous Employee Plan.

         6.5 Use of "Globe" Name. Sellers shall cease all use of the name "Globe" in commerce except for such use outside the media business as would not reasonably be expected to have an adverse effect on the business of Buyer or its affiliates or in any manner that infringes, dilutes or otherwise impairs the rights in any GLOBE trademark the ownership of which is transferred pursuant to this Agreement, including, but not limited to, those trademarks listed on
Schedule 4.12(a).

         6.6 Discharge of Obligations When Due. Sellers shall discharge when due all obligations and liabilities of GII not assumed by Buyer hereunder.

70       INDEMNIFICATION

         7.1 Sellers Indemnity. Subject to the provisions set forth in this Agreement, (a) each Seller, including the Stockholder, jointly and severally agrees to indemnify and hold Buyer and its affiliates harmless against and in respect of (i) all obligations and liabilities of any Sellers or any of its affiliates, whether accrued, absolute, fixed, contingent or otherwise, not assumed by Buyer pursuant to this Agreement (including but not limited to those liabilities or obligations related to the GCC Excluded Assets) or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, (ii) any Taxes of GCC with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date, to the extent allocable, pursuant to Section 6.2(c) herein, to the portion of such period beginning before and ending on the day prior to the Closing Date) and any and all Taxes arising out of, resulting from or caused by the Excluded Asset Reorganization including any and all Taxes of GCC incurred with respect to or as a result of the sale of Bridal Guide assets pursuant to the Asset Purchase Agreement, dated as of October 30, 1999 between GCC and RFP Inc. or pursuant to any other disposition of assets by GCC on or prior to the Closing date and any Taxes incurred by GCC with respect to distributions of RFP Inc. stock to Sellers but excluding any such Taxes set forth on Schedule 3.1(a), (iii) any Taxes of any person (other than GCC) incurred by the Buyer, any of the Buyer's affiliates or GCC under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise, (iv) any payments required to be made after the Closing Date under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which GCC was obligated, or was a party, on or prior to the Closing Date, (v) any Excluded Liabilities, (vi) any claim, cost, loss, liability, Taxes or damage incurred or sustained by Buyer or its affiliates as a result of the operation of the Business by the Sellers or their affiliates prior to the opening of business on the Closing Date, except to the extent assumed by Buyer hereunder; (vii) all obligations, liabilities, losses or damages arising out of or relating to any litigation, claim, suit, action, proceeding or investigation arising from the assets or operations of GCC with respect to events occurring prior to the Closing Date (including, without limitation, any indemnification obligations of GCC in favor of employees or others in connection with such matters) except for up to $500,000 of aggregate GCC and/or GII liability in accordance with, and subject to, the indemnity provision set forth in Section 7.2(iii); (viii) all obligations and liabilities under any applicable Environmental Law or with respect to any Materials of Environmental Concern arising out of (X) any condition existing prior to the Closing Date at any of the assets or operations of GCC and (Y) any act or omission of GCC or the Business, at any location, prior to the Closing Date; (ix) any claim, cost, loss, liability, Taxes or damage incurred or sustained by Buyer or its affiliates as a result of any misrepresentation or breach of warranty by any Seller contained in Section 4.14; (x) all Retained Benefits Liabilities and (xi) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Buyer or its affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.1(a). In the event that the financial impact of a matter changes the amount required to be paid by the Buyer in connection with the Adjustment Amount, any such matter shall not give rise to an indemnification obligation on the part of Sellers pursuant to this Section
7.1 to the extent the financial impact of such matter changed such payment obligation unless Sellers fail to pay any portion of the Adjustment Amount pursuant to Section 3.3.

                  (b) Each Seller, including the Stockholder, jointly and severally agrees to indemnify and hold Buyer and its affiliates harmless against and in respect of (i) any claim, cost, loss, liability, Taxes or damage incurred or sustained by Buyer or its affiliates as a result of any misrepresentation or breach of warranty by any Seller (other than in Section 4.14) or a breach by any Seller of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein and (ii) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by Buyer or its affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.1(b).

                  (c) Buyer shall not be entitled to indemnity hereunder if and to the extent that any indemnifiable loss, cost or liability is offset by any additional or incremental asset or reduced liability which is directly attributable to such loss, cost or liability.

         7.2 Buyer Indemnity. Buyer agrees to indemnify and hold each Seller and their respective affiliates harmless against and in respect of (i) any claim, cost, loss, liability or damage incurred or sustained by any Seller or their respective affiliates as a result of any misrepresentation or breach of warranty by Buyer or EMP or a breach by Buyer or EMP of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein; (ii) any claim, cost, loss, liability or damage incurred or sustained by any Seller as a result of the operation of the Business and Assets by Buyer following the opening of business on the Closing Date, except for any matters giving rise to an indemnity claim under Section 7.1; (iii) the first $500,000 of aggregated liability (including professional and expert fees and disbursements) of GCC and GII under any litigation, claim, suit, action, proceeding, investigation or any other matter arising from the publishing of any material prior to the Closing Date or any events occurring before the Closing Date that are not covered by insurance policies (which may include Sellers' share of any Mandatory Settlement) together with Buyer's share of any Mandatory Settlement (which shall be borne by the Buyer pursuant to the terms of Section 7.3), provided, however, that the Sellers shall retain all responsibility for the payment of liabilities in connection with the Schwarzenegger Litigation and Buyer's indemnification obligation for up to $500,000 of litigation shall not extend to the Schwarzenegger Litigation;
(iv) any claim, cost loss, liability or damage incurred by reason of Buyer's failure to pay or discharge any Assumed Liabilities in accordance with their terms; and (v) all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by any Seller or its affiliates in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 7.2.

         7.3 Procedures for Indemnification. Promptly after receipt by an indemnified party under this Section 7 of notice of any claim, the commencement of any action, or the discovery of any facts or circumstances which could reasonably result in, if not attended to, a claim or commencement of any action, the indemnified party shall, if a claim in respect thereof is to be or may be made against the indemnifying party under this Section 7, notify the indemnifying party in writing of the claim, the commencement of that action or state of facts or circumstances; provided that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to the indemnified party except to the extent that such failure to notify shall materially prejudice the indemnifying party. If any such claim shall be brought against an indemnified party, it shall notify the indemnifying party thereof and the indemnifying party shall be entitled, subject to the provisions hereinafter set forth, to control the indemnified party's defense, settlement or other disposition of any such claim with counsel reasonably satisfactory to the indemnified party so long as the indemnifying party acknowledges their indemnity obligation in writing to such indemnified party. With respect to any such claim relating solely to the payment of money damages and no public admission of guilt or liability and which will not result in the indemnified party's becoming subject to injunctive or other relief or otherwise adversely affect the business of the indemnified party in any manner (it being understood that a confidential settlement involving solely the payment of monetary damages will not be deemed to "adversely" affect the business), and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder subject to the Deductible (as defined in Section 7.4(b)), the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate; provided, however, that the indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any such claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. The parties each agree to render to the other parties such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or proceeding. Sellers agree that in connection with any defense of a claim relating to the Business that they shall not agree to any settlement that could reasonably be expected to adversely affect the Business without the prior written consent of Buyer which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Buyer shall have the right to appoint counsel at Buyer's expense to represent Buyer's interests and to serve as co-counsel of record in any claim pending against Sellers or that is asserted against Sellers and arises from acts that occurred prior to the Closing Date; provided that in such instance Buyer and counsel for Buyer shall not be entitled to prevent Sellers' counsel from taking any actions that are otherwise permitted under this Agreement. Legal counsel for Sellers and Buyer shall consult in advance on the terms and placement of any retraction that Sellers propose in connection with the settlement of any pending or threatened litigation or request for correction ("Retraction"). In the event that Buyer withholds consent to Sellers' timely request that Buyer publish a Retraction that is consistent with Sellers' or Buyer's past practices (including with respect to the terms, location and frequency with which such Retractions have been published), Buyer shall be responsible for the incremental cost, if any, to Seller of the refusal to publish such Retraction. For this purpose, the incremental cost to Seller shall be defined to mean (i) the cost of any damage award that would have been barred by statute if the Retraction had been published (the "Barred Award") that is not covered by insurance proceeds or, (ii) in the event that the total cost of the case exceeds the applicable insurance deductible, the total cost of the case (including legal fees) not covered by insurance proceeds multiplied by a fraction, the numerator of which is the Barred Award, if any, and the denominator of which is the total cost of the case (including legal fees). With respect to such cases, Buyer and Sellers shall cooperate in good faith to dispose of such cases on a mutually satisfactory basis; provided that Buyer may require the settlement of any particular case if Buyer agrees to pay 50% of the cost of such settlement (the "Mandatory Settlement") in addition to Buyer's obligation to indemnify Sellers, if any, in respect of Sellers' portion of any Mandatory Settlement in accordance with the provisions of Section 7.2(iii). Notwithstanding the foregoing, no indemnity payment shall be due from Sellers to Buyer for any Taxes pursuant to Section 7.1 (an "Indemnifiable Tax") if Sellers contest such Indemnifiable Tax pursuant to Section 6.2 in a Tax Proceeding and, as a result of such Tax Proceeding, GCC's or Buyer's obligation to pay such Indemnifiable Tax is stayed pending the outcome of such Tax Proceeding. The Sellers shall be obligated to pay such Indemnifiable Tax pursuant to Section 7.1 upon the earlier of the resolution of the Tax Proceeding or the termination of the stay. Nothing contained in this Section 7.3 shall require a procedure with respect to Tax-related indemnification contrary to the procedures set forth in
Section 6.2.

         7.4 Additional Agreements. (a) The indemnities, covenants and agreements contained herein, including the indemnities provided in this Section 7, shall survive the Closing, except that: (i) the Sellers shall not be liable for any indemnification claim hereunder with respect to a misrepresentation or a breach of any warranty contained in (1) Section 4.15 or Section 4.18, unless notice of such claim shall have been delivered in accordance with this Section 7 on or before the fifth anniversary of the Closing Date, (2) Section 4.14, unless notice of such claim shall have been delivered in accordance with this Section 7 on or before the date which is 60 days after the expiration of the longest statute of limitations applicable to claims against the Sellers by any relevant taxing authority and (3) any other subsection of Section 4 (other than Sections 4.14, 4.15 and 4.18), unless notice of such claim shall have been delivered in accordance with this Section 7 on or before the date that is 18 months after the Closing Date; and (ii) Buyer shall not be liable for any indemnification claim hereunder with respect to a misrepresentation or a breach of any warranty contained in Section 5, unless notice of such claim shall have been delivered in accordance with this Section 7 on or before the date that is 18 months after the Closing Date.

                  (b Notwithstanding the foregoing, the aggregate non-Tax related indemnification obligations of the Sellers pursuant to Section 7.1(a)(i), Section 7.1(a)(v), Section 7.1(a)(vi), Section 7.1(a)(vii), Section 7.1(a)(viii), Section 7.1(a)(x), Section 7.1(a)(xi) (with respect to costs relating to the aforementioned non-tax related sections) and Section 7.1(b) shall not exceed $30,000,000. The tax related indemnification obligations of the Sellers pursuant to Section 7.1(a)(ii), Section 7.1(a)(iii), Section 7.1(a)(iv),
Section 7.1(a)(ix) and Section 7.1(a)(xi) (with respect to costs relating to the aforementioned tax related sections) are without limit. Notwithstanding the foregoing, the indemnification obligations of Buyer hereunder shall not exceed $5,000,000. The Sellers shall not be liable for any misrepresentation or a breach of any warranty pursuant to Section 7.1(b) or its indemnification obligations pursuant to Section 7.1(a)(viii) and Buyer shall not be liable for any misrepresentation or a breach of any warranty pursuant to Section 7.2 until the aggregate amount of all such losses and claims referred to in such sections exceeds $1,000,000 against Sellers or Buyer, at which time such parties shall be liable in respect of all such losses and claims, less such $1,000,000 (the "Deductible"). The parties agree that the $1,000,000 basket shall not apply to any misrepresentation or breach of warranty claims that give rise to a separate indemnity claim under Section 7.1(a). Nothing herein shall limit the liability of any party for failure to perform its covenants and obligations hereunder (other than, as expressly provided herein, with respect to representations and warranties).

                  (c If the payment of the amount with respect to which any claim is made under this Section 7 ("Indemnity Claim"), gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. The net amount of any loss, liability, claim, damage, expense or Tax (collectively, a "Loss") for which indemnification is provided under this Section 7 shall be increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder. To the extent such Indemnity Claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a subsequently realized Tax Benefit to the party that made the claim, such party shall refund to the indemnifying party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this subsection 7.4(c), a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it, the Tax Benefit from any losses, deductions, credits or items relating to the Indemnity Claim shall be deemed to be realized last after any other losses, deductions, credits or items are realized. For the purposes of this subsection 7.4(c), a Tax Benefit is "currently realizable" to the extent that it can be reasonably anticipated that such Tax Benefit will be realized in the current taxable period or year or in any tax return with respect thereto (including through a carryback to a prior taxable period) or in any taxable period or year prior to the date of the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the indemnified party the amount of any related reduction previously allowed or payments previously made to the indemnifying party pursuant to this subsection 7.4(c). The amount of the refunded reduction or payment shall be deemed a payment under Section 7 of this Agreement and thus shall be paid subject to any applicable reductions under this subsection 7.4(c).

                  (d The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

                  (e The parties agree that no indemnified party shall be entitled to receive any consequential or punitive damages or lost profits in connection with any indemnification claim under this Section 7, unless such damages are awarded or otherwise payable in connection with a "third party" claim.

                  (f Any party receiving notice of any claim by any taxing authority that such party owes or may in the future owe Taxes shall, if the claim to which such notice relates could, if resolved against such party, reasonably be expected to have adverse consequences for other parties to this Agreement, notify all other parties of such notice. Any party may, at its own expense, be entitled to participate as an observer in the proceedings with respect to any such claim.

                  (g Each indemnified party and its affiliates shall be obligated in connection with any claim for indemnification under this Section 7 to use all commercially reasonable efforts to obtain any insurance proceeds available to such indemnified party with regard to the applicable claims. The amount which the indemnifying party is or may be required to pay to any indemnified party pursuant to this Section 7 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such indemnified party in reduction of the related loss, net of any expenses actually incurred in obtaining such recovery. If any indemnified party shall have received the payment required by this Agreement from an indemnifying party in respect of Losses and shall subsequently receive insurance proceeds or other amounts in respect of such Losses, then such indemnified party shall promptly repay to the indemnifying party a sum equal to the amount of such insurance proceeds or other amounts actually received.

                  (h Each indemnified party shall be obligated in connection with any claim for indemnification under this Section 7 to use all commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

                  (i The indemnification provisions of this Section 7 shall be the exclusive remedy of the parties with respect to the matters referred to in Sections 7.1 and 7.2, except for matters relating to fraud or active breach of covenants or agreements.

8.       MISCELLANEOUS AGREEMENTS OF THE PARTIES

         8.1 Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when telefaxed and received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and, if to Buyer:

                  American Media Operations, Inc.
                  415 Madison Avenue, 15th Floor
                  New York, NY 10017
                  Telecopy: (212) 838-4929
                  Attention: Scott Price, Esq.

                  with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York 10017

                  Telecopy:  (212) 455-2502
                  Attention:  Alan G. Schwartz, Esq.

                  if to Sellers:

                  Globe International Inc.
                  1350 Sherbrooke Street West
                  Suite 600
                  Montreal, Quebec H3G 2T4
                  Telecopy: (514) 849-5439
                  Attention: Mike Rosenbloom

                  with a copy to:

                  Goodman Phillips & Vineberg
                  1501 McGill College
                  26th Floor
                  Montreal, Quebec H3A 3N9
                  Telecopy: (514) 841-6499
                  Attention: Robert S. Vineberg


or to such other address as any such party shall designate by written notice to the other parties hereto.

         8.2 Bulk Transfers. Buyer acknowledges that GII will not comply with the provisions of any bulk transfer or sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Sellers shall jointly and severally indemnify Buyer on an after-tax basis, for any claim, cost, loss, liability or damage incurred or sustained by Buyer or its affiliates as a result of any failure to comply with such bulk transfer or sales laws, except in respect to Assumed Liabilities.

         8.3 Further Assurances; Asset Returns; Securities Law Requirements. (a) Upon request from time to time, Sellers shall execute and deliver all documents, take all rightful oaths, and do all other acts that may be reasonably necessary or desirable, in the reasonable opinion of counsel for Buyer, to perfect or record the title of Buyer, or any successor of Buyer, to the Assets transferred or to be transferred under this Agreement, or to aid in the prosecution, defense, or other litigation of any rights arising from said transfer (provided that Buyer shall reimburse Sellers for all out of pocket costs and expenses resulting from any such request). In the event that Buyer receives any assets of Sellers that are not intended to be transferred pursuant to the terms of this Agreement, whether or not related to the Business, Buyer agrees to promptly return such assets to Sellers at Sellers' expense.

                  (b) Sellers shall use their reasonable best efforts to assist Buyer in complying with disclosure obligations under applicable securities laws, including but not limited to, by providing any required information for public filings and in the procurement of any required consents of auditors.

         8.4 Other Covenants. To the extent that any consents needed to assign to Buyer any of the Assets have not been obtained on or prior to the Closing Date this Agreement shall not constitute an assignment or attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. If any such consent shall not be obtained on or prior to the Closing Date, then (i) Sellers and Buyer, if required under applicable law, shall use their reasonable efforts in good faith to obtain such consent as promptly as practicable thereafter and (ii) if in the reasonable judgment of Buyer such consent may not be obtained, the parties shall use reasonable efforts in good faith to cooperate, and to cause each of their respective affiliates to cooperate, in any lawful arrangement designed to provide for Buyer the benefits under any such Assets.

         8.5 Expenses. Sellers and Buyer shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with the origination, negotiation, execution and performance of this Agreement, except that Buyer shall be responsible for the Payment on any filing fee under the Hart-Scott Act.

         8.6 Transaction Taxes. Subject to Sellers' compliance with their obligations under Section 3.5, the Buyer shall be liable for and shall pay all Taxes including sales, goods and services, health services, use, transfer, documentation, recording and similar Taxes (including, without limitation, title recording or filing fees, mutation taxes and other amounts payable in respect of transfer filings) payable upon and in connection with the conveyance and transfer of the Assets by the Sellers to the Buyer. The Buyer and the Sellers shall consult with each other in good faith and shall cooperate fully with each other in planning for the reduction or elimination of any such Taxes. Buyer agrees to pay to, forthwith upon the written request of GII, and indemnify GII for any amount, including GST, QST, interest and penalties, claimed from GII by any taxation authority and which relate to GST or QST payable by the Buyer with respect to the purchase and transfer of the Assets.

         8.7 Non-Assignability; Binding Agreement. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns (including, but not limited to, the heirs, trustees, legal representatives and the estate of Stockholder). This Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consents, shall be null and void.

         8.8 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         8.9 Schedules and Exhibits. All exhibits and schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is clearly disclosed on any Schedule or Exhibit to this Agreement or in the Financial Statements in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto. Any fact or item disclosed on any Schedule or Exhibit hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

         8.10 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

         8.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         8.12 Consent to Jurisdiction; Waiver of Jury Trial. (a) With respect to any suit, action or proceeding relating to this Agreement or to the transactions contemplated hereby ("Proceedings"), each party irrevocably (i) submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the borough of Manhattan in New York City; and
(ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such proceedings, that such court does not have jurisdiction over such party. (b) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

         8.13 Certain Definitions. For purposes of this Agreement, the term:

                  "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

                  "Canadian GAAP" means generally accepted accounting principles in Canada applied on a consistent basis.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended;

                  "Controlled Affiliate" of a person shall mean a person that such first person (either by itself or jointly with one or more persons that are not Controlled Affiliates), directly or indirectly Controls, but shall in no event include persons under common Control. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise.

                  "knowledge" means, with respect to Sellers and GCC, the actual knowledge, after reasonable inquiry, of the Stockholder or of any executive officer or department head of any of the Sellers or GCC and, with respect to Buyer and EMP, the actual knowledge, after reasonable inquiry, of any executive officer or department head of Buyer or of any member of EMP.

                  "person" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

                  "subsidiary" or "subsidiaries" of Buyer, any of the Sellers or any other person means any corporation, partnership, joint venture or other legal entity of which Buyer, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

         8.14 Section 1445 Withholding. There shall be no withholding pursuant to Section 1445 of the Code if and to the extent that the Sellers have delivered to Buyer certificates, in form and substance satisfactory to Buyer, duly executed and acknowledged, certifying necessary facts that would exempt the transactions contemplated hereby from such withholding.

         8.15 Entire Agreement. This Agreement, and the Schedules and Exhibits hereto set forth the entire understanding of the parties hereto and no modifications or amendments to this Agreement shall be binding on the parties unless in writing and signed by the party or parties to be bound by such modification or amendment. This Agreement supersedes the letter of intent executed by the parties on September 4, 1999.

         8.16 Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         8.17 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         8.18 Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signature(s).

         8.19 Public Announcements. The initial press release pertaining to the transactions contemplated by this Agreement shall be a joint press release and thereafter Buyer and Sellers shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions and shall not issue any such press release or make any such public statement, except as may be required by law.

         8.20 Dollar Amounts. Unless otherwise specified, all statements of or references to dollar amounts in this Agreement shall mean lawful money of the United States of America.

         IN WITNESS WHEREOF, the parties have caused this Stock and Asset Purchase Agreement to be duly executed as of the date first above written.


                                         MIKE ROSENBLOOM


                                         ---------------------------


                                         GLOBE INTERNATIONAL PUBLISHING INC.



                                         By:      /s/ Mike Rosenbloom
                                                  ---------------------------
                                                  Name:
                                                  Title:

                                         GLOBE INTERNATIONAL INC.



                                         By:      /s/ Mike Rosenbloom
                                                  ---------------------------
                                                  Name:
                                                  Title:


                                         EMP GROUP L.L.C.



                                         By:      /s/ Austin Beutner
                                                  ---------------------------
                                                  Name:
                                                  Title:


                                         AMERICAN MEDIA OPERATIONS, INC.



                                         By:      /s/ David Pecker
                                                  ---------------------------
                                                  Name:
                                                  Title: